Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dart Holding Company Ltd

We consent to the use of our report dated February 27, 2019, with respect to the consolidated balance sheet of Dart Holding Company Ltd. as of December 31, 2018, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year then ended and the related notes, not included herein, incorporated herein by reference.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

July 1, 2020
Montréal, Canada